EXHIBIT 10.73
AGREEMENT OF PURCHASE AND SALE
by and between
275 TREMONT OWNER, LLC
a Delaware limited liability company
(“Purchaser”)
and
HH FP PORTFOLIO LLC
a Delaware limited liability company
(“Seller”)
Courtyard Boston Downtown, 275 Tremont Street, Boston, MA 02116
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TABLE OF CONTENTS
Page
1.1.    Definitions    1
ARTICLE II. PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE; STUDY PERIOD    6
2.1.    Purchase and Sale    6
2.2.    Payment of Purchase Price    6
2.3.    Deposit    7
2.4.    Study Period    7
ARTICLE III. SELLER’S REPRESENTATIONS AND WARRANTIES    9
3.1.    Organization and Power    10
3.2.    Authorization and Execution    10
3.3.    Non-contravention    10
3.4.    Compliance with Existing Laws    10
3.5.    Management Agreement/Operating Agreements    10
3.6.    Condemnation Proceedings; Roadways    10
3.7.    Actions or Proceedings    10
3.8.    Occupancy Agreements    11
3.9.    Seller Is Not a “Foreign Person”    11
3.10.    Bankruptcy    11
3.11.    Terrorism    11
3.12.    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES    12
ARTICLE IV. PURCHASER’S REPRESENTATIONS AND WARRANTIES    14
4.1.    Organization and Power    14
4.2.    Authorization and Execution    14
4.3.    Non-contravention    15
4.4.    Litigation    15
4.5.    Patriot Act    15
4.6.    Terrorism    15
ARTICLE V. CONDITIONS PRECEDENT    16
5.1.    As to Purchaser’s Obligations    16
5.2.    As to Seller’s Obligations    16
ARTICLE VI. COVENANTS OF SELLER AND PURCHASER    17
6.1.    Operating Agreements/Occupancy Agreements/Leased Property Agreements    17
6.2.    Warranties and Guaranties    17
6.3.    Insurance    17
6.4.    Operation of Property Prior to Closing    18
6.5.    New Employees    18
6.6.    Termination of Hotel Employees; WARN Act    19
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6.7.    Employee Claims    19
6.8.    Exclusivity    19
ARTICLE VII. CLOSING    19
7.1.    Closing    19
7.2.    Seller’s Deliveries    20
7.3.    Purchaser’s Deliveries    20
7.4.    Mutual Deliveries    21
7.5.    Closing Costs    21
7.6.    Revenue and Expense Allocations    21
7.7.    Safe Deposit Boxes    22
7.8.    Inventory of Baggage    22
7.9.    Acquisition and Payment for Inventory    22
7.10.    Assumption    23
ARTICLE VIII. GENERAL PROVISIONS    23
8.1.    Fire or Other Casualty    23
8.2.    Condemnation    24
8.3.    Broker    25
8.4.    Bulk Sale    25
8.5.    Confidentiality    25
8.6.    Liquor Licenses    27
8.7.    Management Agreement    28
ARTICLE IX. DEFAULT; TERMINATION RIGHTS    28
9.1.    Default by Seller/Failure of Conditions Precedent    29
9.2.    Default by Purchaser/Failure of Conditions Precedent    29
9.3.    Costs and Attorneys’ Fees    30
9.4.    Limitation of Liability    30
ARTICLE X. MISCELLANEOUS PROVISIONS    30
10.1.    Completeness; Modification    30
10.2.    Assignments    30
10.3.    Successors and Assigns    31
10.4.    Days    31
10.5.    Governing Law    31
10.6.    Counterparts    31
10.7.    Severability    31
10.8.    Costs    31
10.9.    Notices    31
10.10.    Escrow Agent    32
10.11.    Incorporation by Reference    33
10.12.    Survival    33
10.13.    Further Assurances    34
10.14.    No Partnership    34
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10.15.    Time of Essence    34
10.16.    Signatory Exculpation    34
10.17.    Rules of Construction    34
10.18.    No Recording    34
10.19.    Facsimile or Electronic Signatures    34
10.20.    Effective Date    35
10.21.    Survival    35

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AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between 275 Tremont Owner, LLC, a Delaware limited liability company (“Purchaser”), and HH FP Portfolio LLC, a Delaware limited liability company (“Seller”).
R E C I T A T I O N S:
A.    Seller is the owner of those certain parcels of real property more particularly described on Exhibit A attached hereto and made a part hereof, and the improvements situated thereon operated by Seller as the Courtyard Boston Downtown (the “Hotel”), situate, lying and being in Boston, Massachusetts.
B.    Purchaser is desirous of purchasing such hotel property from Seller and Seller is desirous of selling such hotel property to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:
ARTICLE I.
DEFINITIONS
1.1.    Definitions. The following terms shall have the indicated meanings:
“Advance Bookings” shall mean reservations and agreements made or entered into by Seller, Operating Lessee or Manager in the ordinary course of business prior to Closing and assumed by Purchaser for hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel services to be provided after Closing at or by the Hotel.
“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.
“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority affecting the Property or the ownership, operation, use, maintenance or condition thereof.
“Approval Standard” shall have the meaning ascribed to such term in Section 6.1 hereof.
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“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in substantially the form attached hereto as Exhibit E whereby Seller and Operating Lessee assign and Purchaser assumes all of its or their respective right, title and interest in and to the Operating Agreements and the Leased Property Agreements that have not been terminated prior to Closing in accordance herewith.
“Assignment of Occupancy Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit F whereby Seller and/or Operating Lessee assigns and Purchaser assumes all of its or their respective right, title and interest in and to the Occupancy Agreements.
“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.
“Bill of Sale” shall mean a bill of sale in substantially the form attached hereto as Exhibit D whereby Seller and/or Operating Lessee conveys its or their respective right, title and interest in and to the Personal Property (other than Leased Property) to Purchaser, together with any Warranties and Guaranties related thereto.
“Broker” shall mean Jones Lang LaSalle.
“Capital Expenditure Reserve Account” means the capital expenditure reserve account maintained with Manager pursuant to the Management Agreement.
“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.
“Closing Date” shall mean January 9, 2025.
“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
“Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Data Site” shall mean the virtual data room established and maintained by the Seller and/or Broker located at https://app.box.com/folder/288489810096?s=96fm43dwai6hil9ucbjlkrezy0syb10n
“Deed” shall mean a quitclaim deed in substantially the form attached hereto as Exhibit C conveying title to the Real Property from Seller to Purchaser.
“Deposit” shall mean all amounts deposited from time to time with Escrow Agent by Purchaser pursuant to and as defined in Section 2.3 hereof, plus all interest or other earnings that may accrue thereon.

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“Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall have the definition ascribed to such term in Section 10.20 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (ERISA).
“Escrow Agent” shall mean Kensington Vanguard National Title, 5949 Sherry Lane, Suite 111, Dallas, Texas 75225, Attn: Trey Lentz; Email: TLentz@kvnational.com; Phone: (214) 273-2514.
“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended, in substantially the form attached hereto as Exhibit G.
“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
“Hotel” shall have the definition ascribed to such term in the Recitations.
“Hotel Employees” shall mean all employees of the Manager or any Affiliate thereof employed at the Property . All Hotel Employees are employees of the Manager or an Affiliate thereof.
“Improvements” shall mean the Hotel and all other buildings, improvements, and other items of real estate located on the Land.
“Inspection Agreement” shall mean that certain Access Agreement dated October 1, 2024, executed by and between Purchaser and Seller.
“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.
“Intangible Personal Property” shall mean, to the extent assignable, Seller’s and/or Operating Lessee’s right, title and interest in and to all intangible personal property owned or possessed by Seller or Operating Lessee and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and (4) Advance Bookings.
“Inventory” shall mean all inventories of food and beverage (to the extent permitted by Applicable Laws, alcoholic and non-alcoholic) in opened or unopened cases whether in use or held in reserve storage for future use, all china, glassware, silverware, kitchen and bar small goods, guest supplies, operating supplies, printing, stationary and uniforms, whether in use or held in reserve storage for future use in connection with the operation of a hotel and all in-use or

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reserve stock of linens, towels, paper goods, soaps, cleaning supplies and the like with respect to the Hotel.
“Land” shall mean those certain parcels of real estate lying and being in Suffolk County, Massachusetts, and more particularly described on Exhibit A hereof, together with all of Seller’s rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof (except to the extent, if any, that such strips or gores or such streets, highways, roads, alleys or rights-of-way abut or provide access to or benefit other properties owned by Seller), either at law or in equity, in possession or expectancy, now or hereafter acquired.
“Leased Property” shall mean all leased items of Tangible Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.
“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property set forth on Schedule 2 hereto.
“Management Agreement” shall mean the management agreement between Operating Lessee and Manager for the Management or operation of the Hotel.
“Manager” shall mean Courtyard Management Corporation.
“Monetary Encumbrance Release” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“Monetary Title Encumbrances” shall mean any title encumbrances affecting the Hotel which are comprised of delinquent taxes or mortgages, deeds of trust, security agreements, or other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by Seller (but not including liens against the Property in the nature of those arising from judgments or pending litigation or construction, mechanics, materialman’s or other liens or charges which are in dispute, or liens which were not created or expressly assumed by Seller or liens for Leased Property).
“Non-Breach Inaccuracy” shall mean a breach or inaccuracy of a representation or warranty contained in Article III of this Agreement of which Seller gives Purchaser written notice prior to Closing or Purchaser otherwise obtains actual knowledge prior to Closing which does not constitute a breach or inaccuracy of any such representation or warranty made as of the Effective Date but would constitute a breach or inaccuracy of such representation or warranty if made as of the Closing Date (such as, for example, because Seller did not have knowledge, as such term is defined in Article III, of such matters as of the Effective Date).
“Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property and/or Hotel under which any tenants (other than Hotel

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guests and Operating Lessee) or concessionaires occupy space upon the Real Property which are set forth on Schedule 3 hereto.
“Operating Agreements” shall mean all service, supply, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, and the Management Agreement) related to construction, operation, or maintenance of the Property which are set forth on Schedule 4 hereto.
“Operating Lease” shall mean that certain lease agreement between Seller and Operating Lessee with respect to the Property.
“Operating Lessee” shall mean HHC TRS FP Portfolio LLC, a Delaware limited liability company.
“Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be in the form customarily used for like transactions in the state where the Land is located.
“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.
“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.
“Property” shall mean collectively the Real Property, Personal Property, and the Capital Expenditure Reserve Account.
“Purchase Price” shall mean One Hundred Twenty Three Million and No/100 Dollars ($123,000,000.00) payable in the manner described in Section 2.2 hereof.
“Purchaser Parties” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
“Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e) hereof.
“Real Property” shall mean the Land and the Improvements with respect to the Hotel.
“Rooms Ledger” shall mean the final night’s room revenue for the Hotel (revenue from rooms occupied as of 6:00 a.m. on the Closing Date, exclusive of food, beverage, telephone and

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similar charges charged or incurred as of such time which shall be shared equally by Purchaser and Seller), including any sales taxes, room taxes or other taxes thereon.
“Seller’s Response” shall have the meaning ascribed thereto in Section 2.4(e).
“Seller’s Response Period” shall have the meaning ascribed thereto in Section 2.4(e).
“Seller’s Title Policy” shall mean the title policy defined as such in Section 2.4(b) hereof.
“Study Period” shall mean the period commencing on the date of the Inspection Agreement, and continuing through 5:00 p.m. on November 27, 2024. Except as expressly noted herein to the contrary, time periods herein referred to shall mean the time periods as in effect, from time to time, at Dallas, Texas.
“Submission Matters” shall have the definition ascribed to such term in Section 2.4(b) hereof.
“Survey” shall mean the survey defined as such in Section 2.4(b) hereof.
“Tangible Personal Property” shall mean the items of tangible personal property including, but not limited to, all furniture, fixtures, equipment, machinery, telephone systems, computer hardware and software (to the extent assignable), security systems, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds) located at the Hotel and owned or leased by Seller or Operating Lessee, including, without limitation, Seller’s or Operating Lessee’s interest as lessee with respect to any such leased Tangible Personal Property.
“Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(e) hereof.
“Title Company” shall mean Kensington Vanguard National Title or other title insurance underwriter selected by Seller and reasonably acceptable to Purchaser.
“WARN Act” shall have the meaning ascribed thereto in Section 6.6.
“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.
ARTICLE II.
PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD
2.1.    Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.

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2.2.    Payment of Purchase Price. The Purchase Price shall be paid to Seller in the following manner:
(a)    Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit.
(b)    Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to Seller (or other party designated by Seller) at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller no later than 10:00 AM, Dallas, Texas time on the Closing Date.
2.3.    Deposit. On or prior to December 3, 2024, Purchaser shall deliver to Escrow Agent a wire transfer or cashier’s or certified check in the sum of Two Million and No/100 Dollars ($2,000,000.00) (the “Deposit”). If Purchaser fails to timely deposit the Deposit with Escrow Agent, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Agreement by written notice to Purchaser at any time before the Deposit is delivered to Escrow Agent, in which event neither party shall have any obligations hereunder, except those which expressly survive a termination of this Agreement. The Deposit shall be invested by Escrow Agent in a commercial bank or banks acceptable to Seller and Purchaser at money market rates, or in such other investments as shall be approved in writing by Seller and Purchaser. The Deposit shall be held and disbursed by Escrow Agent in strict accordance with the terms and provisions of this Agreement. All accrued interest or other earnings on the Deposit shall become part of the Deposit. The Deposit shall be either (a) applied at the Closing against the Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Seller pursuant hereto.
2.4.    Study Period.
(a)    Purchaser and its agents, contractors, auditors, engineers, attorneys, employees, consultants, other representatives and potential lessees, partners, and lenders (collectively, “Purchaser Parties”) shall have the right, until the Closing or earlier termination of this Agreement, to enter upon the Real Property upon not less than two (2) business days prior notice to Seller, and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser may deem appropriate. Purchaser has had an opportunity to review the condition of the Property, and finds it satisfactory as of the Effective Date. Accordingly, the Deposit is non-refundable except as otherwise expressly provided herein. Purchaser Parties shall have no discussions, correspondence, or other contact with any Hotel Employees unless coordinated in advance with Seller.
(b)    Purchaser acknowledges its receipt of the due diligence materials set forth on the Data Site as of the Effective Date. Seller shall, promptly upon request by Purchaser, make available to Purchaser on the Data Site, such additional due diligence materials which are in Seller’s possession or control relating to the Property and the operation thereof which are reasonably requested by Purchaser from time to time, but

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Purchaser shall have no recourse in the event of Seller’s failure to so-make-available. All documents and materials provided by Seller to Purchaser pursuant to this Agreement (including, without limitation, any and all documents and materials set forth on the Data Site), together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Submission Materials”. Except as expressly set forth in Article III, Purchaser acknowledges and agrees that the Submission Matters are provided without warranty or representation whatsoever.
(c)    If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly (i) deliver to Seller or destroy all copies of all the Submission Matters and any other materials delivered to Purchaser or Purchaser Parties, and (ii) deliver to Seller all third-party reports prepared by or for Purchaser or Purchaser Parties with respect to the Property; provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecasts or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property, and Seller acknowledges that any such materials delivered to Seller pursuant to the provisions of clause (ii) shall be without warranty or representation whatsoever other than that such materials have been fully paid for and may be delivered to Seller. The provisions of this Section 2.4(c) shall survive the termination of this Agreement.
(d)    Purchaser shall indemnify, hold harmless and defend Seller, Operating Lessee and Manager, and each of their subsidiaries, affiliate and parent companies, the respective successors and assigns of each of them, and the officers, directors, partners, members, shareholders, employees and agents of each of the foregoing, from and against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts at or upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of any of them, INCLUDING ANY SUCH LOSS, DAMAGE OR CLAIM TO WHICH THE NEGLIGENCE OF SELLER, OPERATING LESSEE AND/OR MANAGER MAY HAVE CONTRIBUTED, but excluding any such loss, damage or claim to the extent caused by the gross negligence or reckless or willful misconduct of Seller, Operating Lessee and/or Manager or its respective agents, contractors, auditors, engineers, attorneys, employees, consultants and other representatives. Purchaser understands and agrees that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than two (2) business days prior written notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Seller, Operating Lessee and/or Manager shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed and may be subject to reasonable terms and conditions as may be

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proposed by Seller. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser or Purchaser Parties on or related to the Property. All contractors and others performing any tests and studies on the Property shall first present to Seller reasonably satisfactory evidence that such party is adequately insured in order to reasonably protect Seller, Operating Lessee and Manager from any loss, liability, or damage arising out of the performance of such tests or studies. Purchaser shall not solicit for employment any Hotel Employees except for employment at the Hotel in accordance with Section 6.5 if the transaction is consummated. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.
(e)    Seller has ordered from the Title Company for delivery to Purchaser and Seller, a title insurance commitment issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”), with respect to the state of title to the Property, and Purchaser has approved of the same; provided, if any matters shown on the Survey or identified in the Title Commitment consist of Monetary Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to either (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with or otherwise cause the Title Company to insure over, such Monetary Title Encumbrances (individually and collectively, a “Monetary Encumbrance Release”). For such purposes, Seller may use all or a portion of the Purchase Price to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at the Closing. Other than as specifically required in this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections. Except as otherwise provided herein, Seller shall not, after the date of this Agreement, voluntarily subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. All title matters revealed by the Title Commitment and Survey (or any update obtained by Purchaser), other than Monetary Title Encumbrances which will be covered by a Monetary Encumbrance Release at Closing, shall all be deemed Permitted Title Exceptions.
(f)    Prior to the expiration of the Study Period, Purchaser shall use diligent efforts, with Seller’s commercially reasonable assistance, to obtain (i) the written consent of the Manager, if required, to an assignment of the Management Agreement on terms reasonably acceptable to Purchaser, and (ii) an estoppel certificate (or agreed upon form of estoppel certificate) from Manager reasonably acceptable to Purchaser.

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(g)    Prior to Closing, Seller shall provide commercially reasonable assistance to Purchaser to obtain estoppel certificates from any tenants under Occupancy Agreements requested by Purchaser pursuant to forms provided to Seller by Purchaser.
ARTICLE III.
SELLER’S REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller, to its knowledge and except for and subject to information contained in the Submission Matters, hereby makes the following representations and warranties:
3.1.    Organization and Power. Seller is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.
3.2.    Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Seller has the authority to do so.
3.3.    Non-contravention. Subject to any consent to the assignment of any particular Operating Agreement, Occupancy Agreement or Leased Property Agreement required by the terms thereof or by applicable law and to the payment in full at the Closing of any Monetary Title Encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller. Seller warrants and represents that it has received from the Manager a waiver of its ROFO rights set forth in Section 10.02(B) of the Management Agreement.
3.4.    Compliance with Existing Laws. Seller has not received from any Governmental Authority written notice within the past three (3) years of any violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies and the Massachusetts Historical Commission, with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied.
3.5.    Management Agreement/Operating Agreements. There are no management, service, supply, or maintenance contracts in effect with respect to the Property other than the Management Agreement, Operating Agreements or Leased Property Agreements made available to Purchaser as Submission Matters, or those disclosed in the Title Commitment. All parties to material Operating Agreements or Leased Property Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. For purposes of this Agreement, an Operating Agreement or Leased Property Agreement

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shall be deemed “material” only if it is material to the business or results of operations of the Property taken as a whole.
3.6.    Condemnation Proceedings; Roadways. Seller has received no written notice of any condemnation or eminent domain proceeding pending against the Property or any part thereof.
3.7.    Actions or Proceedings. Seller has not received any written notice of any suit or proceeding in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, results of operations or operation of the Property as presently conducted, or (c) would create a lien on the Property, any part thereof or any interest therein which would not be discharged at Closing.
3.8.    Occupancy Agreements. There are no leases, concessions or occupancy agreements in effect with respect to the Real Property other than the Occupancy Agreements made available to Purchaser as Submission Matters. All parties to material Occupancy Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. For purposes of this Agreement, an Occupancy Agreement shall be deemed “material” only if it is material to the business or results of operations of the Property taken as a whole.
3.9.    Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
3.10.    Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors that remains pending, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets that remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets that remains pending, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.
3.11.    Terrorism. None of Seller or its Affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti- Terrorism Laws”). For purposes of this Section 3.11, any interest in Seller or its Affiliates held via public shares is not included in this representation.

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3.11.1    None of Seller or its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
3.11.2    None of Seller or its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti- Terrorism Laws.
Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Section 10.12 hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 10.12.
The term “to Seller’s knowledge” or similar phrase as used in this Article III, shall mean the then actual current conscious knowledge of the designated asset manager of Seller for the Property, without any duty of investigation or inquiry other than the inquiry of the general manager of the Hotel. Such designated asset manager and general manager shall have no personal liability for such representations.
3.12.    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PROPERTY IS SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, NOR IS SELLER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH

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PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, IT SHALL BE PURCHASING THE PROPERTY IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, ALL OF WHICH PURCHASER AND ITS CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE EXPIRATION OF THE STUDY PERIOD AND/OR THE CLOSING AND PURCHASER HEREBY RELEASES SELLER, OPERATING LESSEE AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING. PURCHASER ALSO REPRESENTS THAT, AS OF THE CLOSING DATE, IT SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.12 SHALL SURVIVE THE CLOSING.
Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, disability, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser shall have the opportunity to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Subject to Purchaser’s rights to terminate pursuant to Section 2.4 and Purchaser’s rights set forth in this Agreement,

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Purchaser agrees to accept and shall purchase the Property in an “AS-IS, WHERE IS” condition and at Closing to accept the risk of noncompliance of the Property with all such building codes. Except with respect to those representations and warranties expressly set forth in this Agreement, Purchaser waives any right to excuse or delay performance of its obligations under this Agreement or to assert any claim against Seller (before or after Closing) arising out of any failure of the Property to comply with any such building codes. Purchaser acknowledges and agrees that Seller has endeavored to provide copies to Purchaser all of the Operating Agreements, Occupancy Agreements, Leased Property Agreements, the Authorizations and the Warranties and Guaranties (the “Property Agreements”) and that Seller has provided copies of all Property Agreements that have been provided to the Seller by the Manager. Purchaser further acknowledges that Seller is relying on Manager to provide copies of the Property Agreements. Purchaser acknowledges that Purchaser is assuming all Property Agreements whether or not copies of which have been provided to Purchaser, and except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), Purchaser hereby waives any claims Purchaser may have for the fact that a particular Property Agreement may not have been provided to Purchaser for its review.
    Seller shall use commercially reasonable efforts to work with the Purchaser prior to the Closing to correct or update any missing and/or incomplete information contained on the title to the Property at the Suffolk County Registry of Deeds with respect to the existing tenants in the Property for which Notices of Lease have been filed.
Except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property. Purchaser, for itself and its successors in interest, hereby releases Seller and its Affiliates from, and waives all claims and liability against Seller and its Affiliates for or attributable to, any structural, physical and/or environmental condition at the Property, including without limitation the presence, discovery or removal of any Hazardous Substances or Toxic Substances in, at, about or under such Property, or connected with or arising out of any and all claims or causes of action based upon any Environmental Laws, including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory or other causes of action for environmental contamination at, in or under any Property. As used in this Section 3.12, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the

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term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.
ARTICLE IV.
PURCHASER’S REPRESENTATIONS AND WARRANTIES
To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties:
4.1.    Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.
4.2.    Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Purchaser has the authority to do so.
4.3.    Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.
4.4.    Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (c) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
4.5.    Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on

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behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
4.6.    Terrorism. None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
4.6.1    None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
4.6.2    None of Purchaser or, to Purchaser’s actual knowledge, its Affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
The term “to Purchaser’s knowledge” or similar phrase as used in this Article IV, shall mean the then actual current conscious knowledge of Joshua Bird without further investigation or inquiry.
ARTICLE V.
CONDITIONS PRECEDENT
5.1.    As to Purchaser’s Obligations. Purchaser shall have the remedies and Closing obligations set forth in Section 9.1 hereof, which section contains the sole and exclusive remedies and Closing obligations of Purchaser, if any of the following conditions are not satisfied or waived by Purchaser on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser):
(a)    Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 7.2 and 7.4 hereof.
(b)    Representations, Warranties and Covenants; Obligations of Seller. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except for untruths or inaccuracies of which Purchaser obtains knowledge prior to the expiration of the Study Period); and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.

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(c)    Operating Lease. The Operating Lease between Seller and Operating Lessee shall be terminated without cost or expense to Purchaser and evidence of such termination shall be provided to the Purchaser.
Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or automatically if Purchaser proceeds to Closing.
5.2.    As to Seller’s Obligations. Seller shall have the remedies and Closing obligations set forth in Section 9.2 hereof, which section contains the sole and exclusive remedies and Closing obligations of Seller, if any of the following conditions are not satisfied or waived by Seller on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Seller or its Affiliates under this Agreement, or is otherwise within the reasonable control of Seller):
(a)    Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
(b)    Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.
(c)    Management Agreement. At Purchaser’s expense (including, without limitation, any application, transfer, termination or other fees chargeable), Purchaser shall have assumed all obligations of Seller and Operating Lessee, and any of their Affiliates, as applicable, under the Management Agreement and Seller, Operating Lessee, and all of their Affiliates shall have been released from all duties, liabilities and obligations under the Management Agreement and any guarantee thereof. Purchaser covenants that it will take such actions as may be required to satisfy the foregoing condition in conjunction with the cooperation of the Seller.
Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, in writing, by Seller or automatically if Seller proceeds to Closing.
ARTICLE VI.
COVENANTS OF SELLER AND PURCHASER
6.1.    Operating Agreements/Occupancy Agreements/Leased Property Agreements. From and after the expiration of the Study Period, and subject to the terms of the Management Agreement, Seller and Operating Lessee shall not enter into any new Operating Agreements, Occupancy Agreements or Leased Property Agreements or any modifications to any such agreements except as required by the terms thereof, unless (a) any such agreement or

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modification will not bind Purchaser or the Property after the date of Closing or is subject to termination on not more than sixty thirty (30)’ notice without penalty, or (b) Seller has obtained Purchaser’s prior written consent to such agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) business days following Purchaser’s receipt of Seller’s or Operating Lessee’s request, Purchaser fails to provide Seller with a reasonably detailed written description of the reason Purchaser withholds its consent and, if applicable, a statement of those changes, which, if made, would cause Purchaser to grant its consent (the “Approval Standard”). Seller, at no cost to Seller, shall take reasonable efforts to assist Purchaser in obtaining any required consents to the assignment to Purchaser of the Operating Agreements or Leased Property Agreements; provided, however, Purchaser shall pay all fees, charges and expenses relating to such consents. Seller may cancel any Operating Agreement, Occupancy Agreement or Leased Property Agreement at any time prior to the Closing with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard; provided, however, if Seller elects to cancel any such agreement, Seller shall pay any termination fee associated with such termination, and shall give Purchaser notice of such termination.
6.2.    Warranties and Guaranties. Seller and Operating Lessee shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard.
6.3.    Insurance. Seller or Operating Lessee shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller’s or Operating Lessee’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
6.4.    Operation of Property Prior to Closing. Seller covenants and agrees with Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing and subject to the terms of the Management Agreement:
(a)    Subject to the restrictions contained herein, as well as seasonal differences and events or conditions beyond Seller’s and Operating Lessee’s reasonable control, Seller shall cause Operating Lessee to operate the Property in substantially the same manner in which it operated the Property prior to the execution of this Agreement including taking all reasonable actions necessary to maintain and/or renew all material licenses and permits required to operate the Property; provided, however, nothing in this Agreement shall be construed to require Seller or Operating Lessee to comply with Licensor’s property improvement plan or product improvement plan (final or proposed) or to make any capital repairs or improvements.
(b)    Seller shall pay and cause Operating Lessee to pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.
(c)    Subject to seasonal differences, market conditions and events or conditions beyond Seller’s and Operating Lessee’s reasonable control, Seller shall cause

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Operating Lessee to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller’s Operating Lessee for such purposes in the ordinary course of business consistent with past practices. Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings and any payments and/or deposits made pursuant to such Advance Bookings.
(d)    Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which Seller obtains actual knowledge.
(e)    Seller shall refrain and cause Operating Lessee to refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Tangible Personal Property owned by Seller or Operating Lessee other than in the normal course of business without the prior written consent of Purchaser, which consent shall be subject to the Approval Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.
6.5.    New Employees. Beginning one (1) week prior to the Closing Date, Seller shall cause Operating Lessee to provide to Purchaser, at no cost or expense to Purchaser, a meeting room suitable for Purchaser to conduct interviews and evaluate employment applications of those parties who may seek employment at the Property following Closing and Seller shall cause Operating Lessee to reasonably cooperate with Purchaser’s efforts to conduct such interviews.
6.6.    No Termination of Hotel Employees; WARN Act. On the Closing Date the employment of all Hotel Employees shall continue with the Manager or an Affiliate of the Manager as the Management Agreement with the Manger will remain in effect as of the acquisition of the Property by the Buyer and no employees shall be terminated with respect to the transaction contemplated under this Agreement. Thus, no application of the Worker Adjustment and Retraining Notification Act (“WARN Act”) is implicated. The provisions of this Section 6.6 shall survive the Closing.
6.7.    Employee Claims. Purchaser shall hold harmless, indemnify and defend Seller, Operating Lessee and Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller, Operating Lessee or Manager or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances (i) occurring on or after the Closing Date, or (ii) undertaken or caused by Purchaser in connection with Closing, including, without limitation (A) the termination of such Hotel Employees; (B) any and all liability under the WARN Act, including, without limitation, any and all liability caused by the failure of Purchaser to rehire a sufficient number of Hotel Employees or the termination of such employees as provided in Section 6.6; (C) the failure of Purchaser to comply with the provisions of any

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collective bargaining agreement; (D) any claim arising under the Family and Medical Leave Act or other state leave of absence statute made by someone on a statutorily-approved leave of absence at the time of Closing; (E) any alleged discrimination, breach of contract or other wrongful termination (under federal statutes, state statutes or common law); (F) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund; and (G) all costs and expenses associated with salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits that are earned but unpaid as of the Closing Date and which are assumed by Purchaser at the Closing and sick leave and vacation pay accrued or earned all of which shall be assumed by Purchaser as provided in Section 7.6 hereof. The provisions of this Section 6.7 shall survive the Closing.
6.8.    Exclusivity. Notwithstanding anything contained in this Agreement to the contrary, from and after the Effective Date and continuing so long as this Agreement is in effect, Seller shall cease marketing the Property for sale, and shall not negotiate offers or enter into back-up contracts for the sale of the Property.
ARTICLE VII.
CLOSING
7.1.    Closing. The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same to Escrow Agent, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur through escrow at the Title Company, or at such other place as Purchaser and Seller may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and guests in possession.
7.2.    Seller’s Deliveries. At the Closing, Seller shall deliver or shall cause Operating Lessee or Manager to deliver, as applicable, to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller and/or Operating Lessee, as applicable, and shall be dated to be effective as of the Closing Date:
(a)    The Deed.
(b)    The Bill of Sale.

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(c)    The Assignment and Assumption Agreement.
(d)    The Assignment of Occupancy Agreements.
(e)    The FIRPTA Certificate.
(f)    Evidence of termination of the Operating Lease
(g)    Any other document or instrument specifically required by this Agreement to be delivered by Seller on or before the Closing Date.
(h)    An Assignment and Assumption of Management Agreement to Purchaser on Manager’s standard form, unless otherwise agreed to during the Study Period (the “Assignment and Assumption of Management Agreement”).
7.3.    Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:
(a)    The Assignment and Assumption Agreement.
(b)    The Assignment of Occupancy Agreements.
(c)    The Assignment and Assumption of Management Agreement.
(d)    Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.
(e)    At the Closing, Purchaser shall deliver to Escrow Agent the portion of the Purchase Price described in Section 2.2 hereof.
7.4.    Mutual Deliveries. At the Closing, Purchaser and Seller (or Operating Lessee, as applicable) shall mutually execute and deliver or cause to be delivered:
(a)    A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.
(b)    Subject to the provisions of Section 8.6 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where the Property is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for the Hotel, to the extent not theretofore executed and delivered.
(c)    Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents.

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To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Section 7.2, 7.3 or 7.4 of this Agreement.
7.5.    Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title, as well as the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 1 attached hereto, shall all be paid in accordance with allocations set forth in Schedule 1. To the extent releases or corrective instruments are required to be delivered by Seller pursuant to the terms of this Agreement, Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Monetary Title Encumbrances encumbering the Property and for any costs associated with any corrective instruments. All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with local custom in the jurisdiction in which the Hotel is located. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.
7.6.    Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller (or Operating Lessee) and Purchaser as provided herein. Pursuant to such allocation, Seller (and Operating Lessee) shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing. Seller shall receive a credit to the Purchase Price in an amount equal to the balance in the Capital Expenditure Reserve Account on the Closing Date less Two Million Five Hundred Eighty-Thousand and No/100 Dollars ($2,580,000). Except for the Capital Expenditure Reserve Account, the parties agree that all other prorations shall be accomplished in full (including prorations for real and personal property ad valorem taxes) by Purchaser providing Seller a credit on the Closing Statement in an amount equal to the portion of the “working capital” under the Management Agreement assumed by Purchaser and prorating any rental income or expenses under Occupancy Agreements (to the extent not included in Manager’s monthly remittance). In addition, if the Closing does not occur on the first day of a month, the monthly remittance from Manager for the month in which the Closing occurs shall be prorated based on the monthly remittance anticipated to be received by Seller under the most recent budget provided by Manager, with Seller receiving a credit based on the number of days in such month occurring prior to Closing, and with the Parties re-prorating such monthly remittance once actually received by Purchaser. The provisions of this Section 7.6 shall survive Closing.
7.7.    Safe Deposit Boxes. On the Closing Date, Seller shall cause Operating Lessee to cause Manager to make available to Purchaser at the Hotel all receipts and agreements in

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Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel. From and after the Closing, Seller, Operating Lessee and Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify Seller, Operating Lessee, Manager and any Affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller shall indemnify and hold Purchaser harmless from any other liability, claim, cost or expense (including reasonable attorney’s fees) with respect to such safety deposit box arising prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.
7.8.    Inventory of Baggage. The representatives of Seller, Operating Lessee and/or Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (iii) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (iv) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify and hold Seller, Operating Lessee, Manager and any Affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.
7.9.    Acquisition and Payment for Inventory. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the Inventory. Purchaser shall pay for same at cost on the Closing Date. The parties hereto shall jointly take inventories of all Inventory as near as practical to the Closing Date, and all adjustments and payments due thereon shall be made at Closing.
7.10.    Assumption. At Closing, Purchaser shall assume all (i) obligations which Purchaser expressly assumes under this Agreement, (ii) Advance Bookings, (iii) liabilities for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments, and (iv) obligations under Permitted Title Exceptions which accrue to the period from and after the Closing Date, or which accrue to the period prior to the Closing Date and for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments. The provisions of this Section 7.10 shall survive the Closing.
7.11.    BERDO Filings. Purchaser and Seller acknowledge that Seller made a series of filings under the Building Emissions Reduction and Disclosure Ordinance in place with respect to the property that may have been submitted following the applicable deadlines (the “Previously Due BERDO Filings”). Seller shall be responsible for any fines levied by the applicable

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agencies or authorities with Previously Due BERDO Filings. The provisions of this Section 7.11 shall survive the Closing.
ARTICLE VIII.
GENERAL PROVISIONS
8.1.    Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost not more than Five Hundred Thousand Dollars ($500,000) and require less than 180 days to repair, then neither party shall have the right to terminate its obligations under this Agreement to purchase or sell the Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000) or require more than 180 days to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible. If, prior to Closing, any Property is damaged by fire or other casualty which is uninsured and would cost more than Five Hundred Thousand Dollars ($500,000) to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to the Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. Notwithstanding the preceding sentence, if the estimated amount to repair such uninsured casualty is not more than Five Hundred Thousand Dollars ($500,000) but more than One Hundred Thousand Dollars ($100,000), Seller, at its option, may elect to provide Purchaser with a credit to the Purchase Price at Closing for the estimated amount to repair such casualty, in which event Purchaser shall proceed to Closing and the Purchase Price shall be reduced by the estimated amount to repair such casualty. If Purchaser does not elect to terminate its obligations under this Agreement with respect to an uninsured casualty as aforesaid, or if any uninsured fire or casualty would cost not more than One Hundred Thousand Dollars ($100,000)

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to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed One Hundred Thousand Dollars ($100,000).
8.2.    Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt notice of any notice it receives of any taking or threat of taking by condemnation of any part of or rights appurtenant to the Real Property. If such taking will materially interfere with the operation or use of the Hotel which constitutes a part of such Real Property, the Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. For purposes of this Section 8.2, a taking will materially interfere with the operation or use of the Hotel if it leaves remaining a balance of the Real Property in a condition which may not reasonably be anticipated to be economically operated for the purposes and in the manner in which the Real Property was operated prior to such taking. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 8.2, the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of this Agreement. If Purchaser does not so elect to terminate its obligations to purchase the Property, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller or Operating Lessee or Manager in collecting such sums, (ii) any amounts reasonably used by Seller or Operating Lessee or Manager to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate its obligations to purchase the Property under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller or Operating Lessee or Manager in collecting such sums, (ii) any amounts reasonably used by Seller or Operating Lessee or Manager to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 8.2, Seller shall notify Purchaser in advance

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regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 8.1 and 8.2 of this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.
8.3.    Broker. The parties acknowledge that Broker has been the procuring cause of this Agreement. It shall be the obligation of Seller to pay Broker its commission, when, as and if, and only if, the transaction contemplated hereby actually closes, in accordance with a separate agreement between the Broker and Seller. There is no other real estate broker involved in this transaction. Purchaser warrants and represents to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the Property or to Seller by any other real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller in connection with this transaction. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.
8.4.    Bulk Sale. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements, if applicable, to the transaction to be effected by this Agreement.
8.5.    Confidentiality. Except as hereinafter provided, Purchaser and Seller and their Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, the Submission Matters) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall make any public announcements hereof unless and until the Closing occurs unless the other first reasonably approves of same in writing, nor shall either disclose unless and until the Closing occurs the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Seller or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, “Representatives”); provided, however, that information or documents shall not be

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subject to the provisions of this Section 8.5 if, not otherwise in violation of this Section 8.5, such information or documents, (i) were or become(s) generally available to the public, or (ii) were or become(s) available to Purchaser or its Affiliates on a non-confidential basis from a source other than Seller or its Affiliates or Manager. Upon full execution of this Agreement and if the Closing occurs, the parties may either make a joint press release, or each party may make an individual press release. Notwithstanding the foregoing, it is acknowledged that Seller is, or is an affiliate of, a REIT, and the REIT has and will seek to sell shares to the general public; consequently, Seller shall have the absolute and unbridled right to disclose any information regarding the transaction required by law or as determined to be necessary or appropriate by Seller or Seller’s attorneys to satisfy disclosure and reporting obligations of Seller or its Affiliates. Notwithstanding the foregoing, on or at any time following the expiration of the Study Period, either party may make a press release or file with the United States Securities Exchange Commission information regarding the Transaction. Seller and Purchaser and their Representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. Accordingly, neither Purchaser nor any of its Affiliates nor its Representatives may buy or sell any of the securities of the Seller or any of its Affiliates so long as any of them is in possession of any material non-public information about the Seller or any of its Affiliates, including information contained in or derived from confidential information. The terms of this Section 8.5 shall supersede any prior confidentiality agreements executed by Seller, Purchaser, or any of their respective Affiliates, parents, or subsidiaries, to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. The provisions of this Section 8.5 relating to press releases shall survive the Closing and all the provisions of this Section 8.5 shall survive a termination of this Agreement for a period of two (2) years after such termination; provided, however, that any liabilities or obligations of either Seller, Purchaser or any of their respective Affiliates, parents, or subsidiaries that may have accrued or arisen under any confidentiality agreements prior to the Effective Date shall survive such confidentiality agreements being superseded hereby.
If either Seller or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, Seller or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.
Seller and Purchaser stipulate that the breach of the provisions of this Section 7.5 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non- breaching party for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 7.5 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a

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condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non- breaching party for a breach of the provisions of this Section 8.5, and all legal and equitable remedies will continue to be available to the non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.5 by the other party or its Affiliates or Representatives, the non-breaching party will be entitled to recover (in addition to any damages or other relief granted) its reasonable legal fees and other expenses in connection with such litigation.
Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any and all obligations of confidentiality contained herein and therein (the “Confidentiality Obligations”), as they relate to the transactions and events contemplated by this Agreement (collectively, the “Transaction”), shall not apply to the “structure or tax aspects” (as that phrase is used in Section 1.6011-4T(b)(3) [or any successor provision] of the Treasury Regulations [the “Confidentiality Regulation”] promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of the Transaction; provided, however, that the Confidentiality Obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order for the Transaction not to be treated as “offered under conditions of confidentiality” within the meaning of the Confidentiality Regulation.
8.6.    Liquor Licenses. To the extent permitted by law, Seller or Operating Lessee shall transfer or cause to be transferred to Purchaser or its designee all alcoholic beverage licenses which are in their respective names and which are necessary to operate the restaurant, bars and lounges presently located within the Hotel (and, notwithstanding anything to the contrary herein or elsewhere, to the extent that applicable laws prohibit the transfer of any portion of Inventory connected with the same, then Purchaser or its designee shall still be required to purchase the Inventory, but the transfer of Inventory shall be appropriately limited or reduced as necessary to comply with such applicable laws without otherwise delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Seller or any failure of a condition hereunder). Seller (and Operating Lessee and their Affiliates) and Purchaser shall cooperate each with the other, and each shall execute or cause to be executed such transfer forms, license applications and other documents as may be necessary to effect such transfers and/or to permit Purchaser to obtain new alcoholic beverage licenses. If permitted under the laws of the jurisdiction in which the Hotel is located, such parties shall execute or cause to be executed and file all necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer of the existing licenses (and/or such related Inventory) or Purchaser’s obtaining new licenses shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute or cause to be executed all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer or issuance of new licenses at the earliest date in time possible consistent with the laws of the State where the Property is located, in order that all existing alcoholic beverage licenses (and/or such related Inventory) may be transferred or new alcoholic beverage licenses issued to Purchaser or its designee at the earliest possible time. If upon Closing the existing liquor license has not been transferred to Purchaser or Purchaser’s nominee or, despite commercially reasonable good faith

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efforts by Purchaser, a new liquor license has not been issued to Purchaser or Purchaser’s nominee, then, subject to Applicable Laws, Seller shall (not to include by Seller the expenditure of any money or guaranty of any obligation) cause the holder of the existing liquor license (the “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements, with Purchaser or Purchaser’s designee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at the Hotel after the Closing and before such time as an Affiliate or designee of Purchaser (the “New Permittee”) obtains permits (the “New Liquor Permits”) relating to the sale and on-premises consumption of liquor and other alcoholic beverages to replace the existing liquor license; provided, however, that (i) Purchaser shall indemnify, defend and hold Seller and Existing Permittee harmless from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Purchaser shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by Seller) naming Purchaser and Seller and Existing Permittee as insureds thereunder, and (ii) the obligation of Seller to cooperate and keep open the liquor facilities of the Hotel shall terminate one hundred eighty (180) days after the Closing Date, or earlier, if Purchaser obtains the New Liquor Permits at an earlier date. At such time after Closing as the New Liquor Permits are obtained, Existing Permittee or Seller, as applicable, will convey, at no additional costs, all alcoholic beverages to New Permittee by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of the Applicable Laws. Seller and Purchaser shall use good faith efforts to agree on the form of the Interim Liquor Agreement during the Study Period. This Section 8.6 shall survive the Closing. To the extent permissible in accordance with the Management Agreement, the Seller shall require the Manager to take all steps reasonably necessary to renew the Liquor License for 2025.
8.7.    Management Agreement. Within five (5) business days after the Effective Date, Purchaser shall provide to Seller all of the information Seller needs of Purchaser which Seller is required to provide to Manager pursuant to the Management Agreement relating to the proposed sale of the Property, which Seller shall promptly submit to Manager. At Closing Purchaser shall, without liability or expense to Seller, assume the obligations of Seller and Operating Lessee, and any of their Affiliates, as applicable, under the Management Agreement, or any guarantee thereof. Purchaser agrees to indemnify, and hold Seller and Operating Lessee, and their Affiliates harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorney fees) that may at any time be incurred by Seller or Operating Lessee, or any of their Affiliates arising out of, by reason of, or in connection with any obligation of, or default by, Purchaser under the Management Agreement which occurs, accrues or arises on or after the Closing Date. Seller agrees to indemnify, and hold Purchaser and its Affiliates harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser or its Affiliates arising out of, by reason of, or in connection with any obligation of or default by Seller under the Management Agreement which occurs, accrues or arises prior to the Closing Date. The obligations of Purchaser and Seller contained in this Section 8.7 shall survive Closing.

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ARTICLE IX.
DEFAULT; TERMINATION RIGHTS
9.1.    Default by Seller/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser or its Affiliates), and, if curable, if Seller fails to cure any such matter or satisfy such condition within ten (10) business days after written notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), (which ten (10) business day or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such ten (10) business day or other such time period), or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, unless otherwise provided for in this Agreement, Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Purchaser, (ii) in the event such failure is due to the willful and intentional default of Seller, Seller shall reimburse Purchaser the sum of up to $100,000.00 for its actual third-party diligence costs incurred, and Purchaser shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, and (iii) all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing with no reduction in the Purchase Price. Notwithstanding the preceding sentence, if, at the Closing, Seller fails to comply in any material respect with any of its obligations contained in Section 7.2 or 7.4 (the “Closing Obligations”), and if all conditions precedent to Seller’s obligations hereunder have been waived or satisfied, Purchaser shall have, in addition to Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for the failure to perform such Closing Obligations (other than costs and expenses incurred in enforcing this Agreement and its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement or Closing), and to bring an equitable action to enforce the Closing Obligations; provided, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance and Seller shall not have cured performance of the Closing Obligations within ten (10) business days following delivery of such notice, and (ii) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein. In the event Purchaser files a suit to enforce the Closing Obligations by specific performance, Purchaser shall accept whatever title Seller has to the Property subject to all liens, encumbrances or other matters (other than Monetary Title Encumbrances) affecting title to the Property (all of which shall be deemed Permitted Title Exceptions) with no reduction in the Purchase Price, and in no event shall Seller be obligated to cure or remove or bond against any title defects, liens, encumbrances or other matters affecting title (other than Monetary Title Encumbrances).

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9.2.    Default by Purchaser/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Seller (other than a default by Purchaser) cannot or will not be satisfied prior to Closing, and if Purchaser fails to satisfy that condition within ten (10) business days after notice thereof from Seller, unless otherwise provided for in this Agreement, Seller, as its sole and exclusive remedy, shall elect either (a) to terminate this Agreement in which event the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive its right to terminate, and instead, to proceed to Closing. If Purchaser defaults in performing any of its obligations under this Agreement, and Purchaser fails to cure any such default within the earlier of (i) the Closing, or (ii) ten (10) business days after notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and receive the Deposit and to retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, that Purchaser shall not be entitled to any notice and right to cure in the event it wrongfully fails to proceed to Closing as required by this Agreement. Seller and Purchaser agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall receive the Deposit and retain the right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, as full and complete liquidated damages and as Seller’s sole remedy. The provisions of this Section 9.2 shall survive the termination of this Agreement.
9.3.    Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.
9.4.    Limitation of Liability. Except in connection with a breach of Section 8.5 for which the parties may be liable for consequential damages, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement. The provisions of this Section 9.4 shall not limit or affect the rights of Seller to receive the Deposit as liquidated damages as and when provided in this Agreement.
ARTICLE X.
MISCELLANEOUS PROVISIONS
10.1.    Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.

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This Agreement may be modified only by a written instrument duly executed by the parties hereto.
10.2.    Assignments. Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Seller; however, any such assignment (including one to Purchaser’s Affiliate) shall not relieve Purchaser of its obligations under this Agreement. To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption agreement provided to Seller no later than ten (10) days prior to the Closing Date. Notwithstanding any assignment of this Agreement, Purchaser shall not be released from its obligations hereunder, and the assignment and assumption agreement in connection therewith shall include a statement that all representations and warranties of Purchaser in Article IV of this Agreement are true of such assignee taking assignment of this Agreement as of the date of such assignment and will be true as of the Closing.
10.3.    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.
10.4.    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
10.5.    Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law. This paragraph shall survive the closing or consummation of the conveyance contemplated by this Agreement, and any termination of this Agreement.
10.6.    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.
10.7.    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

41554043v.8

10.8.    Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
10.9.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered (i) by hand, (ii) if sent on a business day during the business hours of 9:00 a.m. until 6:00 p.m. Dallas, Texas time, via email with a copy to follow by reputable overnight courier for next-day delivery, (iii) sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or (iv) sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.
If to Seller:    HH FP Portfolio LLC
14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attn: Christopher Peckham
Email: cpeckham@ashfordinc.com
and:    Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attn: Cynthia B. Nelson
Email: cbnelson@jw.com
If to Purchaser:    275 Tremont Owner, LLC
301 n Canon Drive, Suite 328
Beverly Hills, CA 90210
Attention: Joshua Bird, Esquire and
Leonard Ross
Email: jbird@hawkinsway.com
Lenny.Ross@hawkinsway.com
If to Escrow Agent:    Kensington Vanguard National Title
5949 Sherry Lane, Suite 111
Dallas, Texas 75225
Attn: Trey Lentz
Phone: (214) 273-2514
Email: TLentz@kvnational.com
or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities

41554043v.8

to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.
10.10.    Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may continue to hold the Deposit pursuant to the terms hereof, or if Escrow Agent so elects, interplead the matter at the joint and several cost of Purchaser and Seller by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed. Purchaser and Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fee (collectively called “Expenses”) in connection with or in any way arising out of the escrow arrangement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.
10.11.    Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.
10.12.    Survival. Except to the extent (i) that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, (ii) Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, or (iii) of a Non-Breach Inaccuracy, and Purchaser nevertheless elects to close this transaction, the representations and warranties made herein shall survive the Closing through but not beyond the Limitation Date (as hereinafter defined) after which such representations and warranties shall merge into the Closing Documents, provided that the aforesaid limitation shall not apply to the prosecution of any claim made and action commenced in accordance with clauses (a) and (b) below on or prior to the

41554043v.8

Limitation Date. Subject to the foregoing limitations, the representations, warranties, indemnities and agreements of Seller set forth in this Agreement and the Closing Documents shall survive for six (6) months after the Closing (the “Limitation Date”). Seller and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought for the untruth or inaccuracy of any representation or warranty by Seller or any indemnity or other obligation of Seller in this Agreement or in any of the Closing Documents (a “Claim”) shall be forever barred unless, no later than the Limitation Date Purchaser (a) delivers to Seller a written notice of the Claim setting forth the basis for such Claim, and (b) files a complaint or petition against Seller alleging such Claim in an appropriate Federal district or state court and serves the same upon Seller, in which case the Limitation Date, as to such breach, shall be extended pending resolution of such complaint or petition. Notwithstanding anything to the contrary contained in this Agreement, any Claim that Purchaser may have at any time against Seller will not be valid or effective, and Seller shall have no liability with respect thereto, unless all valid Claims exceed Twenty-five Thousand Dollars ($25,000) in the aggregate. Seller’s liability for damages resulting from valid Claims shall in no event exceed three percent (3%) of the Purchase Price in the aggregate.
10.13.    Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.13 shall not increase the liability of the complying party.
10.14.    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
10.15.    Time of Essence. Time is of the essence with respect to every provision hereof.
10.16.    Signatory Exculpation. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
10.17.    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:
10.17.1    Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
10.17.2    All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

41554043v.8

10.17.3    The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
10.17.4    Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
10.18.    No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.
10.19.    Facsimile or Electronic Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile or electronic signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile or electronic signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile or electronic signature.
10.20.    Effective Date. This Agreement shall be terminable by either Seller or Purchaser prior to the Effective Date. The “Effective Date” shall mean the first date on which the following shall have occurred: (i) Purchaser and Seller shall have executed this Agreement, and (ii) Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.
10.21.    Survival. The provisions of this Article X shall survive Closing. Unless otherwise expressly provided in this Agreement and except as expressly provided in Section 10.12 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.

41554043v.8

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.
SELLER:
HH FP PORTFOLIO LLC,
a Delaware limited liability company
By: /s/ Stephen Zsigray
Name: Stephen Zsigray
Title: President
Date: November 26, 2024
PURCHASER:
275 TREMONT OWNER, LLC
a Delaware limited liability company

By: /s/ Joshua Bird
Name: Joshua Bird
Title: Authorized Signatory
Date: November 27, 2024

ESCROW AGENT:
Kensington Vanguard National Title (Escrow Agent hereby acknowledges receipt of a fully executed Agreement from both Seller and Purchaser for purposes of Section 10.20 hereof.)
By: /s/ Patrick Jackson
Name: Patrick Jackson
Title: Vice President
Date: November 27, 2024
Signature Page
41554043v.8

Exhibits:
A – Land
B – Intentionally Omitted
C – Form of Deed
D – Form of Bill of Sale
E – Form of Assignment and Assumption Agreement
F – Form of Assignment of Occupancy Agreements
G – Form of FIRPTA Certificate
Schedules;
1 – Closing Cost Allocations
RECEIPT OF ESCROW AGENT
Kensington Vanguard National Title, as Escrow Agent, acknowledges receipt of the sum of $1,000,000 by wire transfer from Purchaser as described in Section 2.3 of the Agreement, said wire transfer to be held pursuant to the terms and provisions of the Agreement.
DATED this ___ day of November 2024.
KENSINGTON VANGUARD NATIONAL TITLE
By: /s/ Patrick Jackson
Name: Patrick Jackson
Title: Vice President
Receipt of Escrow Agent
41554043v.8

EXHIBIT A
LAND
That certain parcel of land situated in Boston in the County of Suffolk and Commonwealth of Massachusetts, on Tremont Street and Warrenton Street.
Said land is shown as Lot C on Subdivision Plan No, 9626-C drawn by C.B. Humphrey Engineer for the Land Court, dated June 1, 1932, as approved by the Court filed with Certificate of Title No. 30599.
The above described land is subject to and has the benefit of the party wall agreement by and between J.H. Dearborn and Annie B. Matthews, trustee dated July 1, 1885 recorded with Suffolk Deeds Book 1843, Page 175, and is subject to and has the benefit of such easements if any as were in force at dates of original decrees by reason of the existence of the partition walls shown on said plan.
Also another certain parcel of land situated in said Boston on Warrenton Street. All of said land is determined by the Court to be located as shown on a plan drawn by Burtis Brown, Civil Engineer, dated May 1, 1936, as modified and approved by the Court, filed in the Land Registration Office as Plan No, 16396-A, a copy of a portion of which is filed with Certificate of Title No. 36536.
The above described parcels of land are subject to and have the benefit of a party wall agreement between Otis Weld Richardson, Executor, et al and Bradford Hotel, Inc., dated November 21, 1936, recorded in Book 5641 Page 252 filed as Document No. 132805.
A - 1
41554043v.8

EXHIBIT B
INTENTIONALLY OMITTED
B - 1
41554043v.8

*Subject to local counsel and title company review
EXHIBIT C
FORM OF DEED1
Recording Requested By,
And After Recording
Please Return to:

[Attorney Name]
[Firm Name]
[Firm Street Address]
[Firm City, State, Zip Code]

QUITCLAIM DEED

    <>, a <> (“Grantor”) for consideration paid of <> and <>/100 Dollars ($<>) grants to <>, a <>, having a place of business at <> (“Grantee”) with Quitclaim Covenants, the land, together with the improvements thereon, in <>, <> County, Massachusetts, commonly known and numbered as <>, being more particularly bounded and described on Exhibit A attached hereto and incorporated herein by reference.
Subject to and with the benefit of all easements, agreements, restrictions, covenants and other matters of record, in so far as the same are in force and applicable.
[To be added if applicable: Subject to a Notice of Activity and Use Limitation filed with the <> Registry of Deeds at Book <>, Page <>, which Notice of Activity and Use Limitation affects the land and is included by reference herein.]
[One of the following to be added: <This conveyance does not represent the sale or transfer of all or substantially all of the Grantor’s assets within the Commonwealth of Massachusetts.> < Grantor is not taxed as a corporation for federal or state income tax purposes.>]
For Grantor’s title, see deed dated <> and recorded with the <> Registry of Deeds at Book <>, Page <>.
IN WITNESS WHEREOF, the Grantor has caused this instrument to be executed as a sealed instrument as of the ____ day of ___________, 20__.

1 NTD: Subject to review/revision by Seller’s MA local counsel.

41554043v.8

<>, a <> By: Name: Title:

COMMONWEALTH/STATE OF

___________________________
________________________, ss

On this _____ day of __________, 20__, before me, the undersigned notary public, personally appeared ________________________, proved to me through satisfactory evidence of identification, which was ____________________, to be the person whose name is signed on the preceding or attached document, as <> of <>, a <>, and acknowledged to me that he/she signed it voluntarily for its stated purpose as the voluntary act of said <>.

Notary Public
(AFFIX SEAL)
    Notary name printed:

My commission expires:

41554043v.8

Exhibit A to Deed
Description of Land

41554043v.8

EXHIBIT D
BILL OF SALE
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ______________________________ (“Seller”) and ___________________ (“Operating Lessee”), each hereby conveys to __________________________ (“Purchaser”) all of its respective right, title and interest in and to the following (collectively, the “Personal Property”):
(i)    all items of Tangible Personal Property (as defined in that certain Agreement of Purchase and Sale dated ________________, 20___ by and between Seller and Purchaser (the “Agreement”)), except any Tangible Personal Property leased by Seller or Operating Lessee;
(ii)    to the extent transferable, all of the Intangible Personal Property (as defined in the Agreement);
(iii)    all subsisting and assignable warranties and guaranties relating to the improvements located at the Property (as defined in the Agreement) or the Tangible Personal Property or any part thereof; and
(iv)    all petty cash funds used in connection with hotel guest operations at the Property, and the so-called “guest ledger” for the Hotel (as defined in the Agreement) located on the Property of guest accounts receivable payable to the Hotel as of the check-out time for the Hotel on the date hereof (based on guest and customers then using the Hotel) both (A) in occupancy from the preceding night through check out time on the date hereof, and (B) previously in occupancy prior to check out time on the date hereof.
IN WITNESS WHEREOF, Seller and Operating Lessee have executed this Bill of Sale effective as of ____________________, 20___.
SELLER:

By:
Name:
Title:
OPERATING LESSEE:

By:
Name:
Title:
D - 1
41554043v.8

EXHIBIT E
ASSIGNMENT AND ASSUMPTION AGREEMENT
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ___________________________ (“Seller”) and _______________ (“Operating Lessee”), hereby assign and delegate to _______________________ (“Assignee”) all of their respective right, title and interest in and to the following:
(i)    all Operating Agreements (as defined in that certain Agreement of Purchase and Sale dated _________________, 20___ by and between Seller and Purchaser (the “Agreement”)) with respect to the Property (as defined in the Agreement); and
(ii)    all Leased Property Agreements (as defined in the Agreement);
Assignee hereby assumes and agrees to perform all of the obligations of Seller and Operating Lessee under the Operating Agreements and Leased Property Agreements (collectively the “Assigned Agreements”), to the extent any such obligations accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof).
If any litigation between Seller (and/or Operating Lessee) and Assignee arises out of the obligations of the parties under this Assignment and Assumption Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment and Assumption Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Telecopied signatures shall have the same valid and binding effect as original signatures.
E - 1
41554043v.8

IN WITNESS WHEREOF, Seller, Operating Lessee and Assignee have executed this Assignment as of __________________, 20___.
SELLER:

By:
Name:
Title:
OPERATING LESSEE:

By:
Name:
Title:
ASSIGNEE:

By:
Name:
Title:
E - 2
41554043v.8

EXHIBIT F
FORM OF ASSIGNMENT OF OCCUPANCY AGREEMENTS
ASSIGNMENT OF OCCUPANCY AGREEMENTS
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _______________________________ (“Seller”) and __________________ (“Operating Lessee”), each hereby assigns to _________________________ (“Assignee”) all of its or their respective right, title and interest in and to the Occupancy Agreements, as defined in that certain Agreement of Purchase and Sale dated ________________, 20___ by and between Seller and Purchaser (the “Agreement”). Assignee hereby assumes and agrees to perform all of the obligations of Seller and/or Operating Lessee under the Occupancy Agreements to the extent any such obligations accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof).
If any litigation between Seller, Operating Lessee and Assignee arises out of the obligations of the parties under this Assignment of Occupancy Agreements or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment of Occupancy Agreements may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Telecopied signatures may be attached hereto and shall have the same valid and binding effect as original signatures.

F - 1
41554043v.8

IN WITNESS WHEREOF, Seller, Operating Lessee and Assignee have executed this Assignment of Occupancy Agreements as of _______________, 20___.
SELLER:

By:
Name:
Title:
OPERATING LESSEE:

By:
Name:
Title:
ASSIGNEE:

By:
Name:
Title:
F - 2
41554043v.8

EXHIBIT G
FORM OF FIRPTA CERTIFICATE
CERTIFICATE OF NON-FOREIGN STATUS
TO:
FROM:      (“Seller”)
Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certifies the following on behalf of Seller:
(a)    Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
(b)    Seller’s U.S. employer identification number is ___________________; and
(c)    Seller’s office address is: c/o Ashford Hospitality Limited Partnership, 14185 Dallas Parkway, Suite 1100, Dallas, Texas.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury, I declare that I have examined this certification, and it is true, correct, and complete; and I further declare that I have authority to sign this document on behalf of Seller.
SELLER:

By:
Name:
Title:
Date of Execution:
G - 1
41554043v.8

SCHEDULE 1
CLOSING COST ALLOCATIONS

Deed Recording Fee	P
Sales Tax	P
Survey	P
Title Insurance (Basic)	S
Endorsements or Deletions to Title Policy	P
Mortgagee Policy	P
Deed Transfer Tax	S
Mortgage Tax	n/a
Escrow Fees	P/S
Title Company Closing Services Fees	P/S
LEGEND:
P = To be paid by Purchaser
S = To be paid by Seller
P/S = To be paid equally by Seller and Purchaser
N/A = Not applicable
Schedule 1 - 1
41554043v.8

SCHEDULE 2

LEASED PROPERTY AGREEMENTS
None.
Schedule 2 - 1
41554043v.8

SCHEDULE 3
OCCUPANCY AGREEMENTS
1.    Commercial Lease dated August 25, 2021, by and between HHC TRS FP Portfolio LLC, and McCourt Construction Company, Inc., as amended by that certain Amendment to Commercial Lease dated August 15, 2022, as further amended by that certain Second Amendment to Commercial Lease dated August 15, 2023, as further amended by that certain Third Amendment to Commercial Lease dated August 15, 2024
2.    Agreement dated September 29, 2017, by and between HHC TRS FP Portfolio LLC, and T-Mobile Northeast LLC, as amended by that certain Amendment No. 1 to Agreement dated August 26, 2021
3.    Rooftop License Agreement dated July 26, 2013, by and between HHC TRS FP Portfolio LLC, and New Cingular Wireless PCS, LLC, as amended by that certain First Amendment to Rooftop License Agreement dated April 1, 2023
4.    Lease dated February 1, 2006, by and between HHC TRS FP Portfolio LLC, and The Boston Leco Corp., as amended by that certain First Amendment to Lease dated January 22, 2013, as further amended by that certain Second Amendment to Lease dated March 31, 2022
5.    Lease dated February 1, 2006, by and between HHC TRS FP Portfolio LLC, and Boston Ballroom Corporation, as amended by that certain First Amendment to Lease dated January, 2013, as further amended by that certain Second Amendment to Lease dated March 31, 2022
6.    Valet Parking Services Agreement dated March 25, 2022, by and between Courtyard Management Corporation and VPNE Parking Solutions, LLC, as amended by that certain Amendment to Valet Parking Services Agreement dated April 1, 2024
7.    ATM Cash Dispenser Location Agreement dated 2011, by and between HHC TRS FP Portfolio LLC and American Consumer Financial Network

Schedule 3 - 1
41554043v.8

SCHEDULE 4
OPERATING AGREEMENTS
1.    Dunbar Armored, Inc. Service Contract dated February 14, 2012, by and between Courtyard by Marriott and Dunbar Armored, Inc.
2.    Pest Elimination Services Agreement dated October 11, 2024, by and between Marriott Courtyard and Ecolab
3.    Hotel Participation Agreement dated October 6, 2016, by and between HHC TRS FP Portfolio LLC, and Pre OPCO, LLC, as amended by that certain Fourth Amendment to Hotel Participation Agreement dated October 4, 2024
4.    Non-Exclusive License Management Services Agreement dated September 2, 2015, by and between Ashford Hospitality Advisors LLC, and Crestrise Communications, LLC, as amended by that certain Reinstatement and Ratification of and First Amendment to Non-Exclusive License Management Services Agreement dated September 17, 2018
5.    Professional Services Agreement dated January 6, 2022, by and between Marriott Boston Courtyard, and American Alarm and Communications, Inc.
6.    Planned Maintenance Agreement dated August 26, 2024, by and between BayState Air, Inc and Courtyard Boston Downtown
7.    Bevi Order Form dated September 21, 2023, by and between Hydrations Labs, Inc. and Courtyard by Marriott - Boston Downtown
8.    Form of Participation Agreement dated February 28, 2024, by and between Courtyard Boston Downtown and Canary Technologies Corp.
9.    Crystal Bright Customer Service Agreement dated May 7, 2024, by and between Crystal Bright and Courtyard by Marriott
10.    Mood Property Level Agreement dated March 8, 2022, by and between Muzak LLC, d/b/a Mood Media, and Courtyard Management Corporation d/b/a Courtyard Boston Downtown
11.    Cvent Event Diagramming & Interactive Floor Plans Service Agreement dated February 26, 2024, by and between Social Tables, Inc., and Courtyard Boston Downtown
12.    Cvent Listing Advertisements Services Agreement dated February 26, 2024, by and between Cvent, and Courtyard Boston Downtown
13.    Service Plan Agreement dated October 11, 2023, by and between dormakaba Canada Inc., and Courtyard Boston Downtown/Tremont
Schedule 4 - 1
41554043v.8

14.    Preventative Maintenance Service Proposal dated May 31, 2024, by and between Courtyard Boston Downtown and Gustavo Preston Company
15.    Oracle Technical Support Services Renewal Order, by and between HHC TRS FP Portfolio LLC and Oracle America, Inc.
16.    Elevator/Escalator Maintenance Agreement dated May 1, 2013, by and between Marriott International, Inc. and Otis Elevator Company
17.    PSD Managed Services Agreement dated October 26, 2021, by and between HHC TRS FP Portfolio LLC and Phonesuite Unify, LLC d/b/a Phonesuite Direct
18.    Laundry Services Agreement dated September 1, 2024, by and between Courtyard Management Corporation d/b/a Courtyard by Marriott Boston Tremont St. and Royal Hospitality Services, LLC
19.    Environmental Scent Service Agreement dated June 3, 2024, by and between Courtyard Boston Downtown and ScentAir Technologies, LLC
20.    LAN Service Provider Agreement dated June 27, 2018, by and between HHC TRS FP Portfolio LLC d/b/a Courtyard Boston Downtown and Single Digits, Inc.
21.    Property Level Agreement dated February 2, 2022, by and between Unifirst Corporation and Courtyard Marriott Boston
22.    Wind River Environmental General Terms and Conditions dated February 2024, by and between Courtyard Marriott and Wind River Environmental
23.    Service Agreement dated March 11, 2024, by and between Boston Downtown/Tremont and Win Waste Innovations of Northern New England Inc.
24.    Property Agreement World Cinema In-Room Entertainment System and Services dated January 20, 2022, by and between World Cinema, Inc. and HHC TRS FP Portfolio LLC d/b/a Courtyard Boston Downtown
25.    Altalink Sales and Service Agreement dated May 1, 2023, by and between Courtyard by Marriott and Image Technology Specialists Inc.
26.    Versalink Sales and Service Agreement dated May 1, 2023, by and between Courtyard by Marriott and Image Technology Specialists Inc.
Schedule 4 - 2
41554043v.8